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                                                                    EXHIBIT 23.2

                        CONSENT OF KPMG PEAT MARWICK LLP


                        CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
PC Service Source, Inc.:


    We consent to incorporation by reference in this Registration Statement on Form S-8 of PC Service Source, Inc. of our report dated February 15, 1996, relating to the consolidated balance sheets of PC Service Source, Inc. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and the related schedule, which report appears in the December 31, 1995, annual report on Form 10-K of PC Service Source, Inc.



                                            KPMG PEAT MARWICK LLP


                                            /s/ KPMG Peat Marwick LLP



Dallas, Texas
July 30, 1996